Exhibit 99.2

AEGION CORPORATION
Moderators:  David Martin and Joe Burgess
February 28, 2012
9:30 a.m. ET

Operator:
Good morning and welcome to Aegion Corporation’s Fourth Quarter and Year-End 2011 Earnings Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will follow at that time. If anyone requires assistance during this call, please press star then zero on your touch tone telephone.  As a reminder, this event is being recorded. Any financial or statistical information presented during this call, including any non-GAAP, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our website at www.aegion.com.

During the conference call, we will make forward-looking statements, which are inherently subjected to risk and uncertainties. Results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call. We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

I’ll now turn the call over to David Martin, Senior Vice President and Chief Financial Officer. Sir, you may begin.

David Martin:
Thank you and welcome to our fourth quarter and 2011 year-end earnings call. I’m joined this morning by Joe Burgess, President and CEO; David Morris, Senior Vice President and General Counsel; Brian Clarke, Senior Vice President-Business Integration; and Ruben Mella, Vice President of Investor Relations and Corporate Communications.

As you’ve already seen in our release, we finished solidly in the fourth quarter and we entered 2012 with all of our segment platforms poised for increased profit contribution and improved return on invested capital. Joe will give his perspective on 2012 both from operations point of view and our financial outlook.

I just want to take a few moments to shed some color on the fourth quarter and our full year 2011 results. Before I get into more detailed items in the quarter and the full year, there are few things that really standout in terms of performance that I want to highlight.

First the Energy and Mining platform delivered record revenues and solid profits, especially in the fourth quarter and ended the year with strong backlog. One welcome driver for that growth is the renewed activity in the Gulf of Mexico, which benefited Bayou in the fourth quarter.

Second, we demonstrated for the second consecutive quarter operating profit contribution from NAR, the NAR business, validating the actions we took in 2011 to reposition the business to success despite the challenges in the U.S. market.

Third, Fyfe North America completed its first full quarter as part of Aegion and with very good results as expected, particularly with strong operating margins. Aegion will benefit in 2012 from having a full year of performance from Fyfe North America and its international segments once we complete all of the transactions.

Let me start with an overview of our financials. My comments will be based on non-GAAP results which were summarized in the release. For the fourth quarter earnings per share were $0.38 led by Energy and Mining, which had a record quarter. This is compared to the prior year EPS of $0.44. Revenues and gross profit grew 4.4% and 5.3% respectively. The gross profit margins were at 24.7%, slightly higher than the fourth quarter of 2010, because of the contributions from our newly acquired operations while we achieved lower gross margins in the North American Sewer and Water segment as a result of the tighter market conditions.

Operating expenses were also higher in the quarter versus last year as we added Fyfe and CRTS and we invested to support our growth initiatives. Without these impacts, operating expenses were essentially flat against the fourth quarter of 2010, while our Global Sewer and Water Rehab businesses saw approximately $2 million of reduced operating expenses that resulted from our recent restructuring and cost reduction efforts.

For the full year, earnings per share were $0.93 compared to $1.54 in 2010. As we communicated throughout 2011, the revenue profit declines in the North American Sewer and Water Rehabilitation business were the primary driver of this earnings shortfall and we’ve detailed that on the previous calls.

As I have stated earlier, Energy and Mining delivered record revenues of $123 million in the fourth quarter as all businesses contributed to the growth. Operating income grew 36.4% to $14.5 million and operating margins expanded 1.7 percentage points to 11.8%.

United Pipeline Systems nearly doubled gross profit to $9 million as we closed out several projects in key global markets including the $20 million Australian Sino Iron project in October.

Gross profit for Corrpro increased nearly 5% to $14 million and would have been higher if not for a greater mix of construction work related – the work related there at lower margins. CRTS contributed $2.8 million in gross profit and nearly $1 million in operating income.

We mentioned on the third quarter call that backlog was building for Bayou as a result of activity in the Gulf of Mexico. We began to execute on some of that work in the fourth quarter at our New Iberia facility primarily through a high margin concrete weighting offshore project. Gross profit for Bayou was $8.3 million and was 34% higher than in the fourth quarter of last year. In backlog as of today at our New Iberia facility stands at $40 million up from the $23 million at year-end, which is great news. More than three quarters of this backlog is offshore work and there is clear line of sight in the coming months to another $10 million to add to that backlog.

When I look at 2011 in its entirety, UPS surpassed $100 million revenue mark for the first time with revenues of $123 million. Gross margins were 25.3% and UPS ended the year with backlog of $122 million, which is 89% increase from 2010.

Corrpro had a record year as revenues reached $203 million, most of which was from recurring business. Corrpro accounted for almost half the total revenues in Energy and Mining in 2011. And gross margins for Corrpro ended at 26.5% and backlog stood at $59 million, which is a 4.3% increase over the same period last year.

The Bayou businesses in the U.S and Canada ended the year with revenues of approximately $100 million and gross margins over 21%. CRTS contributed $6 million in revenues, since its acquisition in July and gross margins were in excess of 50%.

While our performance was still well below what we achieved in 2010, we are encouraged with the results in the North American Sewer and Water Rehab business in the fourth quarter, as it delivered improving operating income, while still below our expected levels. While we have to be continuously improving the actions we have taken recently to position this business are paying off despite the persistently challenging U.S markets.

Now, turning to Europe, the European Sewer and Water Rehabilitation segment delivered very solid revenues and profits in 2011. Revenues increased by 17% while operating income grew 34%. Operating margins expanded nearly one percentage point to 7.7%. And as most of you know, two years ago, we shifted our strategy to focus our contracting business in countries where we could balance the risk that’s required investment. That led us to exit the contracting markets in several countries and we instead became a manufacturing supplier in those markets at higher margins. That strategic shift is working as evidenced by 38% increase in third-party tube sales in 2011 at much more attractive manufacturing margins. In addition, our financial results benefited from improved project execution in France, Spain and the UK, where market conditions improved slightly.

Now Asia-Pacific Sewer and Water Rehabilitation is dealing with a very difficult business environment in India that overshadowed our strong performance in Australia once again. We recorded a $1.6 million operating loss for the quarter and a loss of $2.3 million for the full year in this segment. Delays in closing out projects and starting a new work in India as well as Singapore were the primary drivers of the income loss in the quarter and the full year.

On the positive side, Australia continues to be the strongest market opportunity for our water – waste water business in Asia and we believe that we will see continued growth not only in Sydney but in other major cities.

For the full quarter as part of Aegion, Fyfe North America delivered as expected in its debut. Revenues in the fourth quarter were $13.4 million, while gross margins exceeded 50% and operating margins were an impressive 21% excluding the transaction costs from the acquisitions recorded in the quarter. This translated to a contribution of $0.04 per diluted share in the quarter.

What drove this favorable result was strong execution on several high margin pipeline projects. And backlog is building at the end of the 2011 also with good margin mix. We closed out the – closed the Fyfe Latin America transaction in January and we expect to close the Fyfe Asia deal by the end of the first quarter.

Now, one of the bright spots in the fourth quarter from my one vantage point was the strong operating cash flow of $32 million, better than the fourth quarter of 2010 despite lower net income. We’ve been putting a concerted focus on working capital management and we believe there is still much room for improvement as we head into 2012 as our operations and finance teams are focused on increasing cash flow.

I expect working capital improvement along with expected earnings growth to lead to stronger operating cash flow in 2012 and that should carry through to positive net cash flow including a step up in CapEx in the range of $35 million to $40 million for the year supporting our growth in new markets and construction of the new insulation coating facility in New Iberia and a required debt repayment as part of the terms of our credit agreement of $25 million.

In 2011, we spent $144 million to acquire CRTS, Hockway and Fyfe North America. Over the last three years, acquisition spending has totaled $366 million or nearly 75% of the uses of cash. All the while, we were able to build and maintain a strong balance sheet that, along with our growth outlook, allowed Aegion to establish its new $500 million credit facility in 2011. We ended the year comfortably within our established debt covenants despite decreased profitability in the year.

We completed the $10 million share repurchase authorization with $5 million spent in the fourth quarter and then the remaining $5 million in January. In total, the company repurchased 636,000 shares at an average price of $15.73.

As I conclude, our results in the second half of 2011 give us a glimpse of what Aegion can do across all the business platforms and beyond 2012. We’ve begun to achieve stability in the NAR business and now focus on driving operating margins globally in 2012.

We are seeing recovery in Bayou, which bolsters an already strong Energy and Mining platform and the fourth quarter saw the initial contributions from the acquisitions we made in 2011. We enter 2012 in a very strong financial position and I expect that it will only strengthen as we press towards achievement of our goals.

Now with that, I’ll turn over the call to Joe for his perspective on our outlook.

Joe Burgess:
Thank you, David, and good morning to everyone on the line. Let me start with a few comments about 2011. There’s no question that 2011 was a transformative year for this company and I would put that on two levels. First, we had to make the difficult, but necessary decisions to reposition the North American Sewer and Water Rehabilitation business for optimum profit and margins in the post-stimulus U.S. market, which has been challenging to say the least.

From what we see in the marketplace today, I don’t expect 2012 will provide significant relief, and in fact, we’ve assumed a modest mid single digit drop off in revenues for 2012. Competition in that market remains intense across the U.S. as municipalities continue to focus primarily on small diameter pipe work and offer smaller transaction sizes to bid.

We are maintaining our targeted bid margins and our investment in project management is paying off as we have improved our execution, even with the increase in transactions we are performing. In terms of managing costs, we are running at an installation workforce of around 55 crews; that’s down from the low 70s at end of year 2010. We believe we can maintain higher margin backlog to support this crew structure throughout 2012. We have also reduced overhead costs through the restructuring program.

The focus for NAR is to remain lean and agile given these market dynamics, providing consistent earnings and cash. This organization has completed a radical transformation over the last six months and I believe has turned the corner. Our goal in 2012 is to improve our operating margins in the range of high single digits, which I think would be solid performance in this market condition through the actions that I just described that are within our control, and to generate the significant cash flow needed to continue to grow in other areas.

The second significant transformation, and I believe over the long haul the more impactful one, is of course the formation of Aegion Corporation. For the first time in our history, more revenue and profits were generated outside of our North American Wastewater business. This trend will only accelerate in the future.

Aegion is now a diversified growth and return-oriented company capable of delivering sustained growth in high growth and return industries, where our technologies and services add value to our customers. This provides the foundation, we believe, for sustainable earnings growth, improving operating margins and ultimately an increasing return on invested capital that will meet our long-term targets.

As we announced in the press release, earnings per share guidance for 2012 is ranged between $1.40 and $1.60 per share. Return on invested capital was the key metric for us and we remain committed to reaching the 15% target. I believe 2012 will show good progress ending the year greater than 10%.

We are establishing a wider guidance range this year due primarily to the potential timing impacts of the Morocco and WASIT projects. We have also experienced a reduction in scope in our WASIT project, which is reflected in both our year-end backlog and our guidance.

I expect Aegion to cross the $1 billion revenue mark for the first time in the history of the company. That’s a significant milestone for us and it represents the start of our aspirations for a new area of growth for the company.

Energy and Mining will be the catalyst for the earnings growth we anticipate in 2012 and beyond. There is clearly momentum across our technologies, services, and end markets. That momentum is expected to translate into better than $500 million in revenues with operating margins, we believe, better than 10%.

United Pipeline Systems will lead that growth with the $67 million Morocco phosphate pipeline project. That project is proceeding as expected, which means we will see revenues from this project in the second half of 2011. At this point we expect most of the work to be completed in 2012.

UPS’s core Canadian and U.S. markets remain strong and continue as the backbone of the business. Project activity in our South American Mining segment remains robust. We are also seeing renewed investment in Mexico through Pemex and expect solid growth there in 2012.

We are also very excited about our opportunities in the Middle East. We have discussed our project in Morocco, the largest in our history, but we have made significant progress in the Gulf States. We start 2012 with project activity and opportunity in Oman, The United Arab Emirates, Bahrain, Kuwait and we had outstanding good opportunities across the region.

Tite Liner® continues to prove to be a robust technology across a range of corrosion and abrasion issues. With solid demand for raw materials and new energy sources requiring increasing amounts of water to extract, we believe this product will continue to expand its client space, technical profile, and geographic presence to continue to produce outstanding growth for the E&M platform.

Corrpro is expected to have another year of solid performance with revenue growth in the 15% range. That growth centers on our core North American market but also from international opportunities such as our project with Kuwait Oil Company and our Saudi JV. We will continue to focus on shifting the mix of activities from the lower margin construction side to the higher margin engineering services. We expect this shift to drive operating margins between 11% and 12%.

Corrpro’s growth will also be driven by growing our pipeline inspection, non-destructive testing services and maintenance capabilities. These are major growing outsourced activities for our clients as they continually seek to get more production and performance out of existing assets.

From an internal Aegion perspective, Corrpro or similar offerings must grow to maintain balance in our platform between maintenance service offerings and our more project related businesses like UPS, CRTS and Bayou.

Corrpro represented over 40% of the E&M platform revenue in 2011. Our target for engineering and maintenance related services long-term is two-thirds of platform revenue, which we believe is critical to decrease the potential volatility in the project businesses within the platform.

Turning to Bayou that business will recover in 2012 mostly through offshore activity. There is line of sight to $50 million in total offshore backlog so far this year for our facility at New Iberia, which is already experiencing a ramping up in activity, which is a very welcome sight for us.

Just a brief historical reminder, prior to Aegion’s ownership, Bayou’s business had historically been split roughly 50-50 onshore versus offshore. Since our ownership in 2009 due first to industry conditions and then to the BP spill, there has been little to no offshore work. This seems to be changing in a big way with almost all of our current backlog and bid activity focused on offshore work.

Construction will begin soon on the new deepwater insulation coating facility at New Iberia with our partner Wasco. When completed at the end of the summer or early fall, this facility will give us a complete line of products to offer customers for deepwater insulation applications. Given our unique deepwater positioning in the Gulf of Mexico, I believe this will help us capture more profitable projects in the insulation field beginning in early 2013.

CRTS continues to be poised for a strong 2012, although as I mentioned earlier, we did see a significant scope reduction on the WASIT project. Basically what happens is there were two sets of lines, the primary is our gas line, which is 36 inch, which we were doing the joint coatings for those. And then there were other joints associated with 10 inch and 12 inch lines that were carrying methylene glycol. The contractor in this particular case was able to work with the client and drew the conclusion that the corrosivity issues with the MEG did not warrant coating those joints on the lay barge.

Now, curiously, the pipeline itself is being coated and so we believe there could be some issues there, but that scope reduction is upon us. The group has nicely recovered and landed significant amount of work in the onshore portion of that project, but that scope reduction appears real.

Having said that of course we are about to embark on what is now a project valued in the low 30s of millions with tremendous gross margin. So we expect CRTS to be highly accretive in 2012 even with this scope reduction. And of course, this business continues to target additional opportunities in the Middle East and Offshore Brazil, and even with the reduced scope, this is a key project to demonstrate at a very, very large scale, the capabilities of this technology both in terms of its ability to perform on the coating side, but also to save both the contractor and of course the end client, which in this case is Saudi Aramco, significant savings – offer them significant savings by completing these coating operations at a high quality, but also in much less time than it is historically taken to complete this work.

As I turn to Asia-Pacific, I can tell you, and David mentioned this, that there is considerable focus on how to address the market in India. It’s pretty clear to us that we need to shift the way we approach this market. That’s the task for 2012 as we work with our partner to better position the business for success, primarily through minimizing our exposure to the contracting market. We’ve talked about the bid table in the past. We’ve just not been able to achieve a level of consistency there that really allows us to support any level of fixed cost.

We took steps in 2011 to reduce our operating expenses to minimize our financial risk in India and we will continue to do so. The market conditions in India have unfortunately overshadowed favorable markets in other parts of Asia-Pacific.

Let’s start with Australia, 2012 will be the third consecutive year of strong market growth for our CIPP products and contracting services. We began our business in Sydney and it continues to be a very solid market for us. We are now moving into Melbourne and Brisbane, representing new markets for us in the coming year. I believe you will see us continue to grow share in the Australian market and also utilize it as a base for continued growth in Asia.

Hong Kong remains stable and while Singapore has been a bit more volatile recently, there are still promising projects for us in that market. Our opportunities in the region continue to expand with potential for new work in Malaysia. The government has initiated a five year program to rehabilitate infrastructure in Kuala Lumpur. A good portion of this project is dedicated to trenchless sewer rehabilitation and we are actively bidding for work under this program, which has multiyear potential for our CIPP technologies.

David did a nice job covering the European CIPP market outlook for 2012, so I won’t dwell on that region. Other than to say that I really like the transformation we’ve achieved over the last two years with a much better balance between contracting and third-party tube supply. I think that’s the right formula for Europe and one that can be implemented in other geographies to lower the risks associated with municipal markets.

For those of you that I’ve had a chance to meet with personally towards the end of last year, I think it’s fair to say there is no hiding my enthusiasm for the new Commercial and Structural segment. The acquisition of Fyfe North America and the expected closing of all of the international segments at Fyfe represent a tremendous opportunity to build out a new market through our value-added technology much like what Insituform did with CIPP 40 years ago.

If I could simplify what we need to do going forward, I would reduce it to two words, the first is invest and the second is innovate. With a young business introducing a new technology, it is vital to continue to invest to accelerate its growth. Fyfe has enjoyed a 20 plus percent annual revenue growth over the last three years and I don’t see any reason why we can’t accelerate that growth rate considerably in the years to come. For 2012 that means revenues in the $85 million to $90 million range. That investment needs to be directed to the stronger growth markets for this technology. I see three such end markets in the near term.

The first end market is in building rehabilitation. Fibrwrap brings a remarkably strong low profile rehabilitation method, which maintains the existing footprint for columns, walls, and other structural elements while retaining the architectural features with the ability to easily restore the original appearance. That protection extends to seismic and external force concerns, which bodes well for international opportunities in Asia and blast protection for governmental buildings.

The second end market is large diameter pipelines in industrial and municipal applications. This is what attracted us to Fyfe in the first place, representing about a third of Fyfe’s revenue. This segment has the most immediate cross-selling opportunity by utilizing CIPP for longer straight pipe rehabilitation and Fibrwrap for manhole, short bends, and unusual shapes found in manufacturing settings. Fibrwrap also supports pressure pipe applications making it a very versatile offering in the water space.

Finally, there is concrete restoration, whether to rebar treatment for new applications, polymer modified concrete or specialized epoxies for targeting repair in a variety of situations. As we said at the time of the acquisitions, we believe these markets have the potential to grow into multiple billion dollar market opportunities. And the Fibrwrap technology is well positioned to take advantage of both market growth and conversion within the space, which is why we are tremendously excited about the growth potential.

The second word, innovate, we have to do that to grow current end markets and expand into new ones, but also extend the intellectual property protection enjoyed by Fibrwrap today. We’re just beginning to explore how fiber reinforced polymers can evolve into new and improved products for broader applications. It’s an ongoing R&D effort and one of the key areas where we plan to invest. I see a tremendous opportunity to establish all three platforms in 2012. Our top priority is to deliver on our earnings targets through execution month-by-month, quarter-by-quarter.

I’m not going to give quarterly earnings guidance, but the first quarter is shaping up to be considerably better than last year. Despite the historic volatility from project timing associated with the winter months in the Northern Hemisphere and other factors that can easily shift earnings into other quarters. I don’t think the quarter will be as strong as our record first quarter of 2010, but it should be close.

NAR should be a positive driver of our performance in the first quarter. Looking out to the remainder of the year, Energy and Mining makes the strongest contribution to earnings in the second half of 2012 because of timing associated with the landmark projects for UPS and CRTS and Bayou’s offshore coating work. Commercial and Structural should contribute consistently throughout the year.

Let me close by reinforcing that the company you see today really has very little in common with the Insituform of 40, 20 or even three years ago. So this is not only – not your grandfather’s Insituform or your father’s Insituform, it’s not even your older brother’s Insituform.

We are Aegion. From $480 million municipal sewer contractor in 2007 with very dim return prospects, we have built our company into $1 billion plus diversified infrastructure protection company. From a company that was 95% municipal, we are now more than 50% industrial. From a company that was 90% contracting, we are now more than 50% engineering services, inspection, maintenance, industrial contracting and manufacturing.

Aegion embodies the direction we are taking to be a desirable investment through innovation and value-added services in growth markets, where our technologies and services matter to the end user.

No one here is happy about 2011. We should have done much better managing the downturn in the North American wastewater market. But despite that we continue to position Aegion with growth products and growth markets, while we believe positioning our core Insituform business for steadier performance in 2012 and beyond in the market situation in which it exists.

So, Aegion 2012, we believe we have the opportunity to create another record year. Thank you for your continued interest and with the balance of the time, we’d be happy to take questions.

Operator:
Thank you. Ladies and gentlemen, if you have a question at this time, please press star then one on your touchtone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  Again, if you do have a question, please press star then one at this time.

And our first question comes from the line of Arnie Ursaner from CJS Securities. Your line is open.

Arnie Ursaner:
Hi, good morning. And, Joe, thank – Joe and David, thanks for the very thorough rundown. One quick starting question, do you guys plan to put out an 8-K to help us build the models with the historics on Fyfe and the other acquisitions?

David Martin:	I’m sorry, Arnie, you – we lost you. So we got the start of your question and the end?

Arnie Ursaner:	All right, well, do you plan or think you will put out an 8-K with details on the acquisitions you’ve made by quarters to help us build historic – the historics so that we can build quarterly models?

David Martin:	Arnie, no, we will not be filing any 8-Ks, but certainly we will try to help you with – as we build that out.

Arnie Ursaner:
Okay. On Bayou, obviously, when you have double sided pipe which I think you’re building out your capability and your margin tends to be dramatically different than single sided insulation on pipe. When you look at your backlog currently and you look at the opportunities you have, can you separate out what you have that’s single sided for fuel versus double?

Joe Burgess:
Well, most of what we are doing now is offshore, but its coating work, very, very similar – well, exactly like to what – like what we’ve done in the past. The facilities that we are building will allow us to participate in insulation products, which are multi-layered essentially. Now, the other thing we end up doing on the offshore work, I guess that I would add to that, is we do coating, but then we also apply concrete weight coatings which are also very valuable piece of the Bayou business. So the projects that we described earlier are basically epoxy coatings, exactly what Bayou does onshore. What we are driving to with the construction of the insulation facilities is to get to these multi-layer applications, which will allow us to compete for projects as the field development in the Gulf goes deeper.

Arnie Ursaner:
And I know you are doing everything you can to shift away from NAR, but your crews declined roughly 25% on a year-over-year basis, and yet you’re building in a mid single-digit decline in NAR revenue. Couple of questions related to that, are you losing – are you gaining share, losing share and are the 55 crews enough to really handle the maintenance work that’s out there?

Joe Burgess:
I think our win rate is maybe down modestly, mid 40s to lower 40s and – but as I said in the remarks, our real goal is kind of having taking the crew structure down to mid 50s from its stimulus level in the low 70s. I guess I have to look back, David, at what we were pre-stimulus. We were probably 60ish.

David Martin:	Yeah, that’s about right.

Joe Burgess:
Right. So we’re kind of about the same store, kind of before the economic events and the stimulus that drove that business in 2009 and 2010. But what we’re really trying to do is to feed that crew structure with – on the construction side, margins that we want to work at, kind of versus taking the approach of hey, we’ve got 70 crews and we’ve got to bid down to feed those crews. I think we’ve got – we’ve all seen substantial evidence that that’s kind of a formula for blowing out our OpEx to levels that we don’t like and execution errors as we try to manage that.

So, we’re down to – we’re going to – probably I think you’ll see us stay at – stay around that -around that crew level and select work that we think provides adequate margin for the returns that we want.

Arnie Ursaner:
Okay. That leads to perfect final question, if I can, you’ve highlighted the strategic shift you have from contracting into third-party tube sales in many parts of the world, you seems like you’re heading that way in the U.S.is that a strategic view you are giving more serious thought to?

Joe Burgess:
Well, I mean I think that’s been part of our portfolio for a number of years now. I mean the U.S is a little bit different than Europe, just given the size of the market for starters and then our share of the market. I mean in Europe, the market is obviously not as large as it is in the U.S in the aggregate. And then we range between 18% to 20% share there if you look at all – if you look at the market and also include some competing technology.

So here, where we have always been in the 40s – and by the way, could take more share if we wanted to lower pricing, but that’s just not what we want to do. So what we – what our plan is, is to really to target contracting areas where we believe you can work profitably and consistent with the risk profile of what we’re trying to do. And then, in those other areas focus very, very hard on selling our products to include specialty equipment and technical services.

Arnie Ursaner:	Thank you very much.

Joe Burgess:	You’re welcome.

Operator:	Thank you. Our next question is from Eric Stine of Northland Capital. Your line is open.

Eric Stine:	Hi, Joe. Hi, David. Thanks for taking the questions.

David Martin:	Good Morning.

Eric Stine:
I was wondering if we can just start with margins. Gross margin, good quarter in Europe, Energy and Mining and Fyfe, and just wondering based on the profile of backlog and what you see, do you see those levels as being sustainable heading into 2012?

Joe Burgess:	The fourth quarter margins?

Eric Stine:	Yeah.

Joe Burgess:
I mean I think our plans and our guidance suggest we will do better than that in the fourth quarter of course. Primary drivers would obviously be strengthening of Bayou, which we think will have more consistent production rates throughout the year. Certainly New Iberia, which is the part of that business that when it’s not running, we obviously – I mean it’s a manufacturing facility, so we will have a fixed cost absorption issue, when it’s not running, but we expect it to run at pretty high rates during the year. We expect to continue to drive business mix shift at Corrpro. We expect obviously a greater participation in our mix with Fyfe. I mean David described the gross margins achieved kind of over the shoot there. And it did have some very high margin pipeline projects going on, so I don’t know that that particular margin level is sustainable. But, certainly as that becomes an increasing part of our mix that will drive improving gross margins. But that might be offset a little bit with the Morocco project just because of its sheer size. And we’ve talked about this a couple of years ago, when we took on a large project in Mexico and Puerto Rico. When we take on large general contracting requirements in some of these large projects that part of the revenue to whatever extend it is can be at a lower margin than just a pure UPS pipeline margins.

So, while that’s a very attractive project, it won’t come off at the 30% kind of traditional UPS margin, because of the lot of the other stuff that we’re doing. But anyway, when you put all of that in and then get what we think will be some pretty significant improvement out of our North American contracting business, you should see some nice margin improvement.

Eric Stine:	Okay, I think....

Joe Burgess:	And of course and – off this call David can provide more detail for that.

Eric Stine:
Yes. And so North America and that was my next question, it sounds like you – really no change to your view that that can – maybe 20%, I mean that would be your – maybe a little bit longer-term goal, but you expect improvements going forward?

Joe Burgess:
Yeah, I mean when I was out in the fall and we kind of penciled this and forecast in some of the achievements from a lot of the work that we’ve got going on there, we think on a gross margin basis, in this diameter mixed circumstance and this transaction size circumstance, that we should be – we should certainly be around 20% and we’re hopeful that we can do a little better than that.

Eric Stine:
Okay. And then last one from me, just Asia-Pacific. Can you just remind me of kind of what the drag was from India to gross margin in 2011 and how we should think about that maybe as that business is de-emphasized in 2012? Thanks a lot.

Joe Burgess:	I don’t know the India answer right off the -

David Martin:
Well, the contribution from revenue standpoint was around $3 million for the year related to India and it was – and we didn’t have any gross margins there. It was a slight negative. But as we move forward, the expectation for 2012, there’s very little contribution from India in our expectations. But the more important piece of that is that we don’t expect it to be a drag.

Eric Stine:	Right. That’s what I’m getting at. So you would see...

Joe Burgess:	Still trying to figure out what the drag was.

David Martin:	I mean obviously the drag is obviously the – as we close out older projects.

Eric Stine:	Okay. But – so we could return to somewhat more normal levels in 2012, the overall gross margins?

Joe Burgess:	Yes.

Eric Stine:	Okay. Thank you.

Operator:	Thank you. Our next question is from Jeff Beach of Stifel, Nicolaus. Your line is open.

Jeff Beach:	Good morning, Joe and David.

Joe Burgess:	Good morning, Jeff.

Jeff Beach:
Congratulations on a great quarter. A couple of questions, you didn’t mention anything that I remember about the outlook for pipeline projects onshore. I just wondered if there’s a reasonably good bidding season, whether there’s some opportunities here. I think normally awards are made a little later, but is the prospect at least fair for this year?

Joe Burgess:
Well, a couple of answers. We’ve kind of late in the year seen kind of a modest uptick in Bayou’s kind of commodity piping, which we’ve kind of tend – we typically associate with housing. So we’ve been given some pipe supplier inventory to coat. I guess that’s encouraging because as we’ve discussed previously, that’s kind of a staple part of their business that’s dried up for us in the last couple of years.

We, like a lot of folks, were kind of waiting and continue to wait on the disposition of Keystone and we do see a fair amount of bid and inquiry in the U.S. market, certainly mostly related to Texas shales, certainly the Bakken Shale is seeing some activity. We’ve talked in the past about – we have a geography problem related to Marcellus, which we continue to work on, but solving it kind of remains capital intense. So we’ve not really acted on that, although we continue to pursue a couple of different opportunities.

So I mean, we think – I guess I would say, I think the onshore looks more like probably a 2013 event, but there is activity and inquiry and bids. And hopefully, we’ll start to book some of those as we go through the year. But we, as a matter of predicting what we think will happen in 2012, have not forecasted a tremendous amount of coating activity related to that.

Jeff Beach:
Okay. And second of all, looking out to as you acquire here early in the year, these international operations of Fyfe, what are you getting as you acquire them in terms of presence and locations? And just describe, just simply, your strategy to go out and attack multiple markets in I don’t know how many geographies. How do you do that?

Joe Burgess:
Well, there – maybe a little bit of background and then I’ll let Brian Clarke, who’s here with us and he’s kind of running those deals, chat a little bit. But they are based in Singapore, which we’re based in Singapore and so they’re certainly in that market. They’re in the Hong Kong market, they’re increasingly in Japan. So they’re not – we’re taking them to Australia, which we think should be a good market for them.

So while they’re based in Asia, I guess I’ll just say out of the start that they’re really focused on three or four key and obviously large urban markets in the main to sell that product, because – and that makes sense. And by the way, it’s totally consistent with the way Fyfe has approached the business here in North America.

In terms of strategies both in terms of closing the deals and forward, Brian, if you might want to add some color to that?

Brian Clarke:
Sure. Our approach in the Asia deal is really going to be focused on continuing to nurture both the Singapore and Hong Kong activities, which have been long-standing for Fyfe, and then encouraging, especially as Joe mentioned, Australia and Japan. And we’re actually taking sort of a product sales approach in China, Mainland China and India where we will not necessarily operate in an installation fashion, but we’ll essentially sell product and engineering design into those markets.

Joe Burgess:	We’re not putting crews into India, Brian?

Brian Clarke:
We are not putting crews into India, so go figure. In Latin America and Europe, I would say that the businesses are newer in terms of their history and still in development mode. They are based in – in Latin America, they are based in Central America and have activity in Chile, Peru, and in Colombia, and again, focus really on large infrastructure activities, especially bridges and pipelines.

And in Europe, they have a long-standing activity based in Greece, but their focus is in the German and French markets, where they are in the late stages of getting certified under those countries’ certification requirements. And those are the areas of focus including the UK as well.

Joe Burgess:
And I guess I would add if that sounds maybe not particularly ambitious, I would say that this particular market – by the way, not unlike really what’s been going on with UPS over the last three years. There’s a huge premium on building your résumé. And what we want to do is to have a very, very strong résumé in key markets with good growth, rather than having 40 small projects all over Asia-Pacific that nobody can latch on to and say, yeah, this is encouraging me to adopt that technology for a wide range of work.

So we think that in Asia, if we can expand the profile of the business in Singapore and in Hong Kong, get it to Japan, get it to Sydney and other areas where we already have a strong client presence with our businesses, that that gives it an opportunity to then resonate in the engineering community, which of course always have their hands in the pie, gate keeping at some level. And that will resonate with them and allow the – give the business the best chance to really take off. Now we expect fantastic growth, but we want growth that’s better than fantastic, I guess. So that’s kind of our plan.

Jeff Beach:	All right. Thank you.

Joe Burgess:	You’re welcome.

Operator:	Our next question is from Glenn Wortman of Sidoti & Company. Your line is open.

Glenn Wortman:	Yeah. Good morning, everyone.

Joe Burgess:	Good morning.

David Martin:	Good morning.

Glenn Wortman:
Looking at NAR, the backlog was down nearly 19% at the end of the year. Just given the weak backlog to start 2012, what gives you confidence that you’re culling the revenue decline to mid single digits?

Joe Burgess:
Well, we had a – there was very little bid activity in November and December, which in and of itself is not unusual, but it was lower than usual. That gave us a little bit of concern as to is that a precursor for what’s going to happen in the market. But we’ve seen certainly a bounce back of bid table activity in both January and February. So the market to us kind of looks about the same as it did last year, possibly a little bit down. Although I would say in our funnel, I mean the raw data that comes out of our funnel doesn’t really suggest the market decline. We just – I guess for the lack of a better reason are a little bit burned from last year where we saw constant push of projects, shrinking of projects, et cetera, so.

And I think the other phenomenon is we’ve had pretty good weather. Last year, we were here crying about having pretty bad weather, and down the stretch and really from Thanksgiving to Christmas we had pretty good weather, so we got pretty decent production out of the NAR, out of the construction crews. And then January and February has been reasonably mild, frankly. So if you have a low – couple of months of low acquisitions and pretty decent weather, when you otherwise aren’t installing a lot of footage, that also contributes to reduced backlog. But as I said, I think our backlog position is solid for a 54 crew, 55 crew operation. The bid table seems to be doing what it normally does about this time of the year, which is kind of gear up for a pretty explosive February, March, April, which gets us into the construction season for the summer.

So again, we’ve predicted a modest decline although we’ve also predicted profitability up because of the elimination of some of the foibles that plagued both the market and us last year and so we think those targets are achievable.

Glenn Wortman:
Okay. And then just staying on NAR, a lot of your changes were in place for the fourth quarter, but the operating margin was still under 5%. Can you just provide maybe a little bit more color on what variables are in play for 2012 that you think will allow you to expand those margins relative to the fourth quarter?

Joe Burgess:
Well, I think in the fourth quarter, I guess particularly on the East Coast, we’re still working off some relatively low margin work that we’ve been managing really throughout the year. We’re mostly finished with that. That work is largely in the Philadelphia area and other work out of our Baltimore office. That’s kind of a drag on operating margins in the main. And then of course, while we got some pretty good footage in overall revenue, it’s still the fourth quarter, which is not the strongest quarter for that business. So we think we’re coming into 2012 with a clean slate in terms of – we’re basically starting to perform almost all of the work that we’re performing now is work that we’ve bid under the approaches that I described, and I think that’s going to certainly generate a better contracting margin contribution to the overall margin once we kick in our manufacturing profits.

Glenn Wortman:	Okay. Thank you very much.

Joe Burgess:	You’re welcome.

Operator:	Thank you. Our next question is from Michael Roomberg of Ladenburg Thalmann. Your line is open.

Michael Roomberg:	Hi, guys. Good morning.

Joe Burgess:	Good morning.

Michael Roomberg:
Just hoping to switch back to Fyfe real quick, clearly the gross margins are very impressive. Just trying to get a handle on 2012 once you consolidate the Latin American affiliate. And also it looks you’re going to be consolidating by the end of the quarter the Asia-Pacific affiliate as well. My understanding is that currently you’re capturing the manufacturing and the installation margins in your domestic business as well as the manufacturing margins that you’re selling to your partners overseas. I’m just wondering if you can quantify the impact of consolidating those affiliates on both your gross margin as well as your OpEx assumptions as well?

Joe Burgess:
Well, we don’t – I guess I’ll try to give you – well, this is – all right, I’ll try that, but I guess I should declare that these would be beyond non-GAAP comments, whatever that would be. I think if you look to the full year for the North American business, that business would end up about $50 million total, which is Contracting and Manufacturing. And that probably looks like about a 40% gross margin business, high 30%s, 40%. We think that will grow at least 20%, we have it in kind of the low 20%s growth rate.

If you then take all of the other stuff, the international stuff, in 2011, again, if we had it for the full year, that would probably be around 25%, most of that in Asia. And those gross margins look like high 20%s primarily because they don’t have the manufacturing component that we report in the North American business.

So kind of on a standalone basis, this year these businesses look like 75%. As we said we think they’ll be either a start for us on a full year basis at around 90%. We’re hoping that’s conservative because it really just replicates the growth trajectory that Fyfe achieved under private ownership. So we obviously would hope to do better than that, but that’s kind of what we’re planning on.

Michael Roomberg:	Okay. That’s helpful. Yeah, actually that’s helpful. And then just kind of a rough idea of the Asia-Pacific, the size of that business relative to the North American and the Latin American?

Joe Burgess:	Like well, I said this year I think, if we have had the business for a full year of 2011, I think it probably would have been around 20%, maybe 21%, 22%, so its 40% of the size...

Michael Roomberg:	Okay.

Joe Burgess:	... of the North American business.

Michael Roomberg:	Okay. And then you also mentioned investing in your sales and marketing in the U.S to grow that business as well. Can you kind of quantify what you expect that to add to operating expenses in 2012?

Joe Burgess:
Well, I mean those expenses are of course included in what we’ve laid out for guidance, but I haven’t totaled it up, but – I mean I can tell you what it means. It depends on the verticals that I described. In the pipeline segment, we obviously are quickly taking advantage of the fact that oftentimes Fyfe and CIPP are complementary offerings in that space and they actually allow us to both bolster our offering on some current opportunities and then also get into some situations where CIPP as a standalone product wasn’t sufficient. So we can do more and expand the scope. And that’s helping both businesses and the sales forces that they have are, I think, doing a pretty good job coordinating.

And some of these other segments, particularly commercial businesses, I mean commercial buildings, federal buildings, governmental buildings for blast protection and seismic, those are very much oriented towards account management versus kind of engineering analyzed projects. So we’ll be bringing on and have been bringing on people to focus on governmental buildings with new seismic standards. I mean that’s a specific market and we need specialists that can certainly understand that market, but then also look inward and tie in with our engineering and technical people to advance us in that marketplace.

So we’ll be making – in the two or three segments that I described, we’ll be making investments. We’ll be making investments in people to drive us to drive growth in those markets.

Michael Roomberg:
Okay. And then just real quickly switching back to Bayou as it relates to your Wasco JV and the insulation capabilities, there have been some new stories in the last couple of days regarding an LNG Liquefaction Terminal that is to be built in Louisiana. And I’m just wondering whether or not that’s something that you guys might be able to participate in through your Bayou subsidiary, just given obviously these things need to be insulated and kept cool at very low temperatures?

Joe Burgess:	Almost certainly.

Michael Roomberg:	Okay. Okay. All right, thank you.

Joe Burgess:	All right.

Operator:	Thank you. Our next question is from John Quealy of Canaccord. Your line is open.

John Quealy:	Hi, good morning. Do you guys have me on the line? Hello?

Joe Burgess:	Yes, you are on the line.

John Quealy:
Thank you very much. So, just one question Joe, with the movement away now from the CIPP market in North America on the water muni side to the diversified businesses around the globe, can you talk about how your risk management strategy is changing, what resources, what procedures you are putting in? Clearly, India dragged on way too long. There is obviously puts and takes like Saudi Arabia. What are you doing to make sure the organization has a tighter rein over some of these externalities? Thanks.

David Martin:
I will take that. This is David. I think it’s a little bit different story when you are talking about municipalities. The situation that we had in India is very, very difficult market in municipal situation. We do put a lot of resources on how we go in and set up a company, set up the resources, set up joint ventures, we spend a lot of time on diligence related to that. And on our industrial side of our business and particularly, our Energy and Mining segment, we have I would consider to be a very tough management operationally. And we do certainly spend a lot of time here in Chesterfield when it relates to bidding strategies and reviewing bids, reviewing costs. And the same is happening across the new site business. We have placed very key people within the business to help them with the integration process. And as we progress with that we will continue to make those investments.

We feel really good about the efforts that have been taking place with respect to that and we certainly did learn a lot of lessons from the Indian situation and others, and it’s helping us now as we progress into other areas.

Joe Burgess:
The thing I would add to that is the risk profile changes if we are trying to set up an operating business versus undertaking a project. I mean, for example, we are doing a large project in WASIT in Saudi Arabia, but we are not setting up an operating business in Saudi Arabia. It’s very much a parachute in and do the job during the duration of the job. Same with Morocco, we have no operating company in Morocco. So it’s a series of projects that you get in and you get out.

Now, the risk profile obviously is much more complex if – as we did in India, we are putting together a joint venture and then setting up an operating business with in-country permanent employees. And of course if we anticipate adequate growth then we surround that with the back room. But it just becomes much more complex and riskier because you have all that basic OpEx. And if the business doesn’t materialize to support it or gets dragged on as it has in India, then you end up with our stranded cost going forward.

Now, having said that we certainly took that decision wide eyed. We’ve been disappointed with it. But, if we back up two or three years and we looked at what we thought the bid table was looking like based on input that we’ve received from our partner and other municipal officials, I mean that bid table look pretty robust. We just have not been able – we have not been able to make it materialize for a variety of reasons, which we’ve discussed in the past.

John Quealy:
And when we look forward, do you think your visibility, Joe, and that’s good explanation, thank you, for India in particular. But when you look at the reconstituted business of Aegion now, do you think there is inherently better visibility in the business than there was say 12 months ago, how should we think about that?

Joe Burgess:
Well, I certainly think so. We’ve spent a lot of time and effort certainly trying to understand and be better able to predict the North American market that’s grinding through our bid table throwing light on certainly what our clients are saying relative to timing and scope and which drives overall size of projects in the North American market.

As I said earlier if I kind of split that out and threw it on the table here, you might not get to a decline in the market. But just based on what we think is going to happen that’s what we see.

I think we also have better visibility in Bayou. I think that business has done a better job moving closer to its clients. Corrpro is kind of like NAR in the sense that it has a – it’s much more of a transaction kind of volume business, but as David was saying when he described the backlog there, which is up nicely, but again it’s all about kind of a constant dialogue with your customer base.

So the one, but the one thing we can ultimately control and that’s really why we kind of have a wider guidance profile this year is when does a project start? I mean, we are in – we are fabbing equipment and being paid to get prepared to start in May or June on WASIT but we are also a $30 million, $35 million piece of a project that is approaching $1 billion. So at some point, we might for a few weeks, be on the critical path of the success of that project, but for the most part we are not. So other things are driving the overall timing of that business and to a lesser extent the same with Morocco.

And so, all of our project based businesses, which are high value in many respects, the highest margin pieces of our businesses or can be, but we don’t drive the timing in most of those situations. So that’s why we try to provide visibility on that. We certainly want everybody to understand that that’s not I mean a timing delay as we don’t think or should not speak to the inherent value of that project other than the time value of money but we don’t control it. So what we are trying to do is get visibility on potential schedule impacts.

John Quealy:	Thank you.

Operator:	Thank you. Our next question is from David Rose of Wedbush. Your line is open.

Michelle Notkin:	Hi, this is Michelle in for Dave. My first question, what project management tools are acquisitions using?

Joe Burgess:	I’m sorry, Michelle, could you repeat that?

Michelle Notkin:	Sure. What project management tool are you using in the acquisitions?

Joe Burgess:	You mean like a piece of software or...

Michelle Notkin:	Yes.

Joe Burgess:
Well, we don’t – I mean we don’t have a piece of software. We have software obviously that we use when we manage actual projects that come online. But for acquisitions, I guess, I would say we’ve – the management team that’s in here coming from different places and different perspectives we all have come together and put together a – we put together kind of a comprehensive – just what we call due diligence list, which is an exercise in trying to expose all of the risks and things that we would want to know around an acquisition.

And then of course, all those risks get embedded against what we believe to be the business position of that company as we see it from either the external. And then if it’s a private company, we get a chance to kind of get under the internal documents, and then through both internal staff and external advisors, we will march through that very comprehensive due diligence list and expose any risk that we see and then make a separate decision as to whether or not they – that risk rises to the level of impacting the economic pro forma. And then of course that drives whether we adjust our view of the value of that business, both in terms of whether or not we want it or whether or not a risk position that we would be absorbing is something that’s compatible with the risk profile of the larger Aegion Corporation.

Michelle Notkin:	Great, thank you. And then my last question, what were the biggest surprises with Fyfe and CRTS?

Joe Burgess.
Well, the biggest surprise in CRTS is that our $48 million project is now between $30 million and $35 million. I don’t think – while we understood we were coating lines with different levels of corrosivity, we didn’t expect that debate to kind of carry on and end up with the decision that benefited the prime contractor relative to the work scope that we have. So that’s pretty clear.

I would say with Fyfe, I am not sure we’ve been surprised yet. Brian, you’re more in the weeds than I am, but and if we’ve been surprised its mainly on the plus. I mean a strong backlog, better margin performance so far – and by the way I should say that on CRTS, the margin performance of that business has been very, very strong. So we are not disappointed with that at all.

I would say the Fyfe business is a fantastic culture, very, very focused on growing their business and pushing it in to different applications. We are – as I said, we’re trying to make sure that we contribute as the larger corporate entity in terms of making sure we target our investment on areas that can accelerate the growth and both out of the shoot – out of shoot, it looks very exciting to us.

Michelle Notkin:	Great, thank you.

Joe Burgess:	Sure.

Operator:	Thank you. There are no further questions in the queue, I’ll turn the call back over to Joe Burgess, you may begin.

Joe Burgess:
Well, thank you very much. As I said we certainly appreciate your continued interest in Aegion. While disappointed with 2011, we were happy to end the year with roughly the quarter that we expected, always moving parts in a business like this. And hopefully, through this call and through the discussion that David and I had with you, you share our excitement for 2012, but even beyond that hopefully you share our excitement for the positioning of the business in these markets.

And I will just close with something that I – with one of my closing remarks from earlier which is we really believe we have value added products in growth markets and we think our products and our services matter to our customers. And I think when you get to that position that’s when you have a chance to drive sustained growth and value in the business. So we are excited about 2012 and anxious to continue getting into it. So thank you very much.

Operator:	Ladies and gentlemen, this concludes today’s program. You may now disconnect. Good day.

END